Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Third Quarter 2023 Financial Results
U.S. Net Sales Grew 2% Compared to the Third Quarter of 2022
Strengthens Balance Sheet Through Inventory Reduction and $13.4 Million Debt Paydown
Princess Polly Store in Los Angeles Outperforming Expectations After Strong September Opening

SAN FRANCISCO – November 8, 2023 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of next generation fashion brands, today announced financial results for the third quarter ended September 30, 2023.
Results for the Third Quarter
•Net sales decreased 9.6% to $140.8 million, compared to $155.8 million in the third quarter of 2022; down 8% in Constant Currency1.
•In the U.S., net sales increased 2.0% compared to the third quarter of 2022 and grew 9.7% on a two-year stack.
•Net loss was $(70.4) million or $(6.58) per share, and (50.0%) of net sales in the third quarter of 2023, compared to net loss of $(0.1) million or $(0.01) per share, and (0.1%) of net sales in the third quarter of 2022.
•Adjusted EBITDA2 was $4.7 million, or 3.3% of net sales, compared to $9.2 million, or 5.9% of net sales, in the third quarter of 2022.

“I am pleased to report that the improvements we have made to our operating model enabled us to generate positive operating cash flow of $11 million and deliver net sales growth in the U.S. in the third quarter,” said Ciaran Long, Interim Chief Executive Officer and Chief Financial Officer. "We continue to strengthen our balance sheet by reducing debt by 26% year-to-date, coupled with a strategic reduction in our inventory position, which is down 21% year-to-date. I am also very pleased with the progress we are making in the U.S. where we registered third quarter net sales growth of 2%. Accounting for approximately 60% of total net sales, the U.S. region represents our greatest opportunity for growth and brand expansion. And lastly, we are very encouraged by the success of our omnichannel initiatives. The opening of our first Princess Polly store in Los Angeles has outperformed our expectations, fueling profitable in-store revenue generation, a halo effect in our e-commerce business and resulting in 30% of in-store customers new to the Princess Polly brand providing a significant runway for potential growth."
"Despite the growth in the U.S., we continue to face macroeconomic pressures in Australia, which led to lower-than-expected adjusted EBITDA. We are taking clear and decisive actions to improve our operations in the region, including rightsizing inventory to make way for product newness and rapidly transitioning Culture Kings to a data-driven, short lead time merchandising cycle. I’m confident that the actions we are taking will set our brands up for long-term success and that we will deliver both growth and profitability in 2024."
The company also today announced that Chief Executive Officer, Jill Ramsey, has made the personal decision to transition to a Strategic Advisory role effective immediately. Jill will remain an active board member on a.k.a. Brands’ Board of Directors. Ciaran Long, Interim Chief Executive Officer and Chief Financial Officer will remain Interim CEO while the Board of Directors conducts a search.
Recent Brand Highlights
•Princess Polly opened its first store at the Westfield Century City mall in Los Angeles, California, which is exceeding revenue expectations since the grand opening in September.
•Culture Kings Las Vegas flagship store surpasses annual revenue goal, and the brand will host immersive in-store activations during the Formula 1 Las Vegas Grand Prix in partnership with McLaren Racing and Mitchell & Ness.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2022, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Petal & Pup launched on Macy’s Marketplace, which is performing well and attracting new customers to the brand - 96% of shoppers who purchased Petal & Pup on Macy’s and Target marketplaces are new customers.
•mnml is now a top three brand at Culture Kings Las Vegas and continues to be a highly popular brand with top-tier NFL and NBA athletes.
Third Quarter Financial Details
•Net sales decreased 9.6% to $140.8 million, compared to $155.8 million in the third quarter of 2022. The decrease was driven by a decline in the number of orders and average order value during the quarter, primarily driven by adverse macroeconomic conditions in Australia and New Zealand. On a Constant Currency1 basis, net sales decreased 8%.
•Gross margin was 55.4%, compared to 55.7% in the third quarter of 2022. The decline was primarily driven by targeted discounting in Culture Kings Australia and a higher return rate, partially offset by lower freight expenses.
•Selling expenses were $36.7 million, compared to $41.5 million in the third quarter of 2022. Selling expenses were 26.0% of net sales compared to 26.6% of net sales in the third quarter of 2022. The decrease was primarily due to operational efficiencies in distribution, fulfillment and outbound shipping.
•Marketing expenses were $18.5 million, compared to $16.5 million in the third quarter of 2022. Marketing expenses were 13.1% of net sales compared to 10.6% of net sales in the third quarter of 2022.
•General and administrative (“G&A”) expenses were $24.6 million, compared to $26.1 million in the third quarter of 2022. G&A expenses were 17.5% of net sales compared to 16.8% of net sales in the third quarter of 2022. The increase in G&A as a percent of net sales during the quarter was primarily due lower sales volume compared to the prior year.
•Adjusted EBITDA2 was $4.7 million, or 3.3% of net sales, compared to $9.2 million, or 5.9% of net sales in the third quarter of 2022.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the third quarter totaled $20.7 million, compared to $46.3 million at the end of fiscal year 2022.
•Inventory at the end of the third quarter totaled $100.0 million, compared to $126.5 million at the end of fiscal year 2022, or compared to $136.9 million at the end of the third quarter of 2022.
•Debt at the end of the third quarter totaled $106.7 million, compared to $143.6 million at the end of fiscal year 2022.
•Cash flow provided by operations for the nine months ended September 30, 2023 was $18.0 million, compared to cash flow used in operations of $11.4 million for the nine months ended September 30, 2022.
Outlook
For the full year of 2023, the Company now expects:
•Net sales between $550 million and $555 million
•Adjusted EBITDA3 between $13.5 million and $15.5 million
•Weighted average diluted share count of 10.7 million
The above outlook is based on several assumptions, including but not limited to, foreign exchange rates remaining at the current levels and continued macroeconomic pressures, specifically in Australia and New Zealand. See “Forward-Looking Statements” for additional information.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 8, 2023, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13741456. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA, Adjusted EBITDA margin, net income (loss), as adjusted, net income (loss) per share, as adjusted and pro forma net sales for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of next generation fashion brands. Each brand in the a.k.a. portfolio targets a distinct Gen Z and millennial audience, creates authentic and inspiring social content and offers quality exclusive merchandise. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml and Petal & Pup.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include statements related to our financial and operational results for the third quarter and long-term expectations, as well as our brands’ omnichannel expansion initiatives.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the NYSE listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Ukraine and Israel wars), legal, compliance and supply chain risks; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the “SEC”). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$140,833	$155,822	$397,346	$462,612
Cost of sales	62,865	68,965	173,522	204,112
Gross profit	77,968	86,857	223,824	258,500
Operating expenses:
Selling	36,660	41,450	106,998	127,068
Marketing	18,511	16,532	51,642	51,301
General and administrative	24,622	26,133	74,681	76,614
Goodwill impairment	68,524	—	68,524	—
Total operating expenses	148,317	84,115	301,845	254,983
(Loss) income from operations	(70,349)	2,742	(78,021)	3,517
Other expense, net:
Interest expense	(2,798)	(1,835)	(8,490)	(4,487)
Other expense	(541)	(923)	(2,325)	(2,035)
Total other expense, net	(3,339)	(2,758)	(10,815)	(6,522)
Loss before income taxes	(73,688)	(16)	(88,836)	(3,005)
Benefit from (provision for) income tax	3,278	(98)	3,833	204
Net loss	$(70,410)	$(114)	$(85,003)	$(2,801)
Net loss per share:
Basic and diluted*	$(6.58)	$(0.01)	$(7.92)	$(0.26)
Weighted average shares outstanding:
Basic and diluted*	10,695,621	10,723,859	10,736,628	10,721,995

* Adjusted for the one-for-12 reverse stock split, effective as of September 29, 2023.

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$20,742	$46,319
Restricted cash	1,862	2,054
Accounts receivable	3,312	3,231
Inventory, net	99,950	126,533
Prepaid income taxes	10,270	6,089
Prepaid expenses and other current assets	18,027	13,378
Total current assets	154,163	197,604
Property and equipment, net	27,680	28,958
Operating lease right-of-use assets	37,270	37,317
Intangible assets, net	66,345	76,105
Goodwill	91,281	167,731
Deferred tax assets	1,009	1,070
Other assets	657	853
Total assets	$378,405	$509,638
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,480	$20,903
Accrued liabilities	27,502	39,806
Sales returns reserve	7,482	3,968
Deferred revenue	10,938	11,421
Operating lease liabilities, current	7,046	6,643
Current portion of long-term debt	7,700	5,600
Total current liabilities	88,148	88,341
Long-term debt	98,985	138,049
Operating lease liabilities	35,273	34,404
Other long-term liabilities	1,540	1,483
Deferred income taxes	241	284
Total liabilities	224,187	262,561
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	129
Additional paid-in capital	465,212	460,660
Accumulated other comprehensive loss	(57,592)	(45,185)
Accumulated deficit	(253,530)	(168,527)
Total stockholders’ equity	154,218	247,077
Total liabilities and stockholders’ equity	$378,405	$509,638

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(85,003)	$(2,801)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	5,912	4,121
Amortization expense	8,782	11,252
Amortization of inventory fair value adjustment	—	707
Amortization of debt issuance costs	470	487
Lease incentives	1,499	1,384
Loss on disposal of businesses	1,533	—
Non-cash operating lease expense	5,786	7,211
Equity-based compensation	5,478	4,448
Deferred income taxes, net	3	(2,343)
Goodwill impairment	68,524	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	111	(1,339)
Inventory	20,428	(31,067)
Prepaid expenses and other current assets	(5,448)	2,965
Accounts payable	7,495	9,430
Income taxes payable	(4,528)	(6,987)
Accrued liabilities	(10,912)	641
Returns reserve	3,714	(415)
Deferred revenue	(4)	(3,294)
Lease liabilities	(5,798)	(5,817)
Net cash provided by (used in) operating activities	18,042	(11,417)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(2,095)
Purchase of intangible assets	(59)	(164)
Purchases of property and equipment	(5,462)	(13,946)
Net cash used in investing activities	(5,521)	(16,205)
Cash flows from financing activities:
Payments of costs related to initial public offering	—	(1,142)
Proceeds from line of credit, net of issuance costs	—	25,000
Repayment of line of credit	(33,100)	—
Proceeds from issuance of debt, net of issuance costs	—	(121)
Repayment of debt	(4,200)	(4,200)
Taxes paid related to net share settlement of equity awards	(107)	(84)
Proceeds from issuances under equity-based compensation plans	90	—
Repurchase of shares	(910)	—
Net cash (used in) provided by financing activities	(38,227)	19,453
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(63)	211
Net decrease in cash, cash equivalents and restricted cash	(25,769)	(7,958)
Cash, cash equivalents and restricted cash at beginning of period	48,373	41,018
Cash, cash equivalents and restricted cash at end of period	$22,604	$33,060

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$20,742	$31,114
Restricted cash	1,862	1,946
Total cash, cash equivalents and restricted cash	$22,604	$33,060

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2023	2022	2023	2022
Gross margin	55%	56%	56%	56%
Net loss	$(70,410)	$(114)	$(85,003)	$(2,801)
Net loss margin	(50)%	—%	(21)%	(1)%
Adjusted EBITDA[2]	$4,697	$9,236	$12,451	$25,779
Adjusted EBITDA margin[2]	3%	6%	3%	6%
Key Operational Metrics and Regional Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
(metrics in millions, except AOV; sales in thousands)	2023	2022	% Change	2023	2022	% Change
Key Operational Metrics
Active customers[4]	3.6	3.8	(5.3)%	3.6	3.8	(5.3)%
Average order value	$81	$85	(4.7)%	$81	$84	(3.6)%
Number of orders	1.7	1.8	(5.6)%	4.9	5.5	(10.9)%

Sales by Region
U.S.	$83,846	$82,172	2.0%	$236,439	$242,117	(2.3)%
Australia/New Zealand	50,022	67,038	(25.4)%	139,505	196,638	(29.1)%
Rest of world	6,965	6,612	5.3%	21,402	23,857	(10.3)%
Total	$140,833	$155,822	(9.6)%	$397,346	$462,612	(14.1)%
Year-over-year growth on a constant currency basis[1]	(7.7)%			(11.5)%

Sales by Region - Two-Year Stack	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2021	% Change	2023	2021	% Change
U.S.	$83,846	$76,435	9.7%	$236,439	$190,470	24.1%
Australia/New Zealand	50,022	79,140	(36.8)%	139,505	169,878	(17.9)%
Rest of world	6,965	6,187	12.6%	21,402	19,420	10.2%
Total	$140,833	$161,762	(12.9)%	$397,346	$379,768	4.6%
Active Customers
We view the number of active customers as a key indicator of our growth, the value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items, and Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2023 and 2022 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2023	2022	2023	2022
Net loss	$(70,410)	$(114)	$(85,003)	$(2,801)
Add (deduct):
Total other expense, net	3,339	2,758	10,815	6,522
(Benefit from) provision for income tax	(3,278)	98	(3,833)	(204)
Depreciation and amortization expense	4,533	4,566	14,694	15,373
Equity-based compensation expense	1,719	1,586	5,478	4,448
Inventory step-up amortization expense	—	—	—	707
Distribution center relocation costs	—	12	—	1,303
Transaction costs	—	39	—	140
Severance	211	291	894	291
Goodwill impairment	68,524	—	68,524	—
Sales tax penalties	55	—	586	—
Insured (gains) losses	4	—	296	—
Adjusted EBITDA	$4,697	$9,236	$12,451	$25,779
Net loss margin	(50)%	—%	(21)%	(1)%
Adjusted EBITDA margin	3%	6%	3%	6%
Net Income (Loss), As Adjusted and Net Income (Loss) Per Share, As Adjusted
Net income (loss), as adjusted and net income (loss) per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income (loss), as adjusted and net income (loss) per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income (loss), as adjusted and net income (loss) per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.

We have calculated net loss, as adjusted and net loss per share, as adjusted for the three and nine months ended September 30, 2023 by adjusting net loss and net loss per share for the following:
1.Loss on disposal of the Rebdolls reporting unit; and
2.Impairment recognized on the goodwill recorded from the acquisitions of the Culture Kings and Petal & Pup reporting units, which is a result of the continued worsening in global economic trends, elevate interest rates and unfavorable demand in Australia.
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the three and nine months ended September 30, 2023 are as follows:

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
Net loss	$(70,410)	$(85,003)
Adjustments:
Loss on disposal of the Rebdolls reporting unit	—	951
Goodwill impairment	68,524	68,524
Loss on extinguishment of debt	—	—
Tax effects of adjustments	—	—
Net loss, as adjusted	$(1,886)	$(15,528)
Net loss per share, as adjusted	$(0.18)	$(1.45)
Weighted-average shares, diluted	10,695,621	10,736,628
A reconciliation of non-GAAP net loss, as adjusted to net loss, as well as the resulting calculation of net loss per share, as adjusted for the nine months ended September 30, 2022 are as follows:

Nine Months Ended September 30, 2022
Net loss	$(2,801)
Adjustments:
Inventory step-up amortization expense	707
Tax effects of adjustments	(212)
Net loss, as adjusted	$(2,306)
Net loss per share, as adjusted	$(0.22)
Weighted-average shares, diluted*	10,721,995
* Adjusted for the one-for-12 reverse stock split, effective as of September 29, 2023.
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules calculated in accordance with Article 11 of Regulation S-X. We believe that pro forma net sales is useful information for investors as it provides a better understanding of sales performance, and relative changes therein, on a comparable basis. We calculate pro forma net sales as net sales including the historical net sales relating to the pre-acquisition periods of Culture Kings, assuming that the Company acquired Culture Kings at the beginning of the period presented. Pro forma net sales is not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated nor does it purport to project net sales for any future periods or as of any date. A reconciliation of non-GAAP pro forma net sales to net sales, disaggregated by geography, which is the most directly comparable financial measure calculated in accordance with GAAP, for the nine months ended September 30, 2023 and 2021, is as follows:

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2021			Two-year Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$236,439	$190,470	$7,669	$198,139	24.1%	19.3%
Australia/New Zealand	139,505	169,878	43,314	213,192	(17.9)%	(34.6)%
Rest of world	21,402	19,420	280	19,700	10.2%	8.6%
Total	$397,346	$379,768	$51,263	$431,031	4.6%	(7.8)%